Exhibit 8.1

Subsidiaries of Sterlite Industries (India) Limited

S. No	Name of the Company	Country of Incorporation
1	Copper Mines of Tasmania Proprietary Limited	Australia
2	Thalanga Copper Mines Proprietary Limited	Australia
3	Monte Cello B.V.	Netherland
4	Bharat Aluminium Company Limited	India
5	Sterlite Infra Limited	India
6	Talwandi Sabo Power Limited	India
7	Sterlite (USA) Inc.	USA
8	Hindustan Zinc Limited	India
9	Sterlite Energy Limited	India
10	Fujairah Gold FZE	UAE
11	THL Zinc Ventures Limited	Mauritius
12	THL Zinc Limited	Mauritius
13	THL Zinc Holding B.V.	Netherland
14	THL Zinc Namibia Holdings (Proprietary) Limited	Namibia
15	Skorpion Zinc (Proprietary) Limited	Namibia
16	Skorpion Mining Company (Proprietary) Limited	Namibia
17	Namzinc (Proprietary) Limited	Namibia
18	Amica Guesthouse (Proprietary) Limited	Namibia
19	Rosh Pinah Health Care (Proprietary) Limited	Namibia
20	Black Mountain Mining (Proprietary) Limited	South Africa
21	Vedanta Lisheen Holdings Limited	Ireland
22	Vedanta Lisheen Mining Limited	Ireland
23	Killoran Lisheen Mining Limited	Ireland
24	Killoran Lisheen Finance Limited	Ireland
25	Lisheen Milling Limited	Ireland
26	Sterlite Ports Limited	India
27	Sterlite Infraventures Limited	India
28	Vizag General Cargo Berth Private Limited	India
29	Paradip Multi Cargo Berth Private Limited	India
30	Pecvest 17 Proprietary Limited	South Africa
31	Lakomasko B.V.	Netherlands